Exhibit 99.1
Opendoor Technologies Inc. Announces the Results of the Completed Redemption of All Outstanding Warrants

SAN FRANCISCO, California – July 26, 2021 – Opendoor Technologies Inc. (Nasdaq: OPEN), (“Opendoor” or “the Company”), a leading digital platform for residential real estate, today announced the results of the completed redemption of all of its outstanding warrants (the “Public Warrants”) to purchase shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), that were issued under the Warrant Agreement, dated April 27, 2020, by and between the Company and Continental Stock Transfer & Trust Company (“CST”), as warrant agent, as amended by the First Amendment to the Warrant Agreement, dated March 22, 2021, by and among the Company, CST and American Stock Transfer & Trust Company, as warrant agent (as amended, the “Warrant Agreement”), as part of the units sold in the Company’s initial public offering (the “IPO”) that remained outstanding at 5:00 p.m. New York City time on July 9, 2021 (the “Redemption Date”) for a redemption price of $0.10 per Public Warrant.
On June 9, 2021, the Company issued a press release stating that, pursuant to the terms of the Warrant Agreement, it would redeem all of the outstanding Public Warrants at a redemption price of $0.10 per Public Warrant. The redemption was triggered because the last sales price (the “Reference Value”) of the Common Stock was at least $10.00 per share on each of twenty trading days within a thirty-day trading period ending on the third trading day prior to June 9, 2021. Since the Reference Value was less than $18.00 per share, the outstanding warrants to purchase Common Stock that were issued under the Warrant Agreement in a private placement simultaneously with the IPO (the “Private Warrants” and, together with the Public Warrants, the “Warrants”) were also concurrently called for redemption on the same terms as the outstanding Public Warrants.
Of the 13,799,947 Public Warrants that were outstanding as of the time of the business combination of Opendoor with Social Capital Hedosophia Holdings Corp. II on December 18, 2020 (the “Business Combination”), 874,739 were exercised for cash at an exercise price of $11.50 per share of Common Stock and 12,521,776 were exercised on a cashless basis in exchange for an aggregate of 4,452,659 shares of Common Stock, in each case in accordance with the terms of the Warrant Agreement, representing approximately 97% of the Public Warrants. In addition, of the 6,133,333 Private Warrants that were outstanding as of the date of the Business Combination, 1,073,333 were exercised for cash at an exercise price of $11.50 per share of Common Stock and 5,060,000 were exercised on a cashless basis in exchange for an aggregate of 1,799,336 shares of Common Stock, in each case in accordance with the terms of the Warrant Agreement, representing 100% of the Private Warrants. Total cash proceeds generated from exercises of the Warrants were $22,402,828. As of July 23, 2021, the Company had no Warrants and 604,213,754 shares of Common Stock outstanding.
In connection with the redemption, the Public Warrants stopped trading on the Nasdaq Global Select Market and were delisted, with the trading halt announced after close of market on July 9, 2021. The redemption had no effect on the trading of the Common Stock, which continues to trade on the Nasdaq Global Select Market under the symbol “OPEN.”

About Opendoor
Opendoor’s mission is to empower everyone with the freedom to move. Since 2014, Opendoor has provided people across the U.S. with a radically simple way to buy, sell or trade-in a home online. Opendoor currently operates in a growing number of markets across the U.S.
Contact Information
Investors:
Elise Wang
Opendoor
investors@opendoor.com
Media:
Sheila Tran / Charles Stewart
Opendoor
press@opendoor.com